Exhibit 3.4

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
DELPHI FINANCIAL GROUP, INC.

Delphi Financial Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:  That the Board of Directors duly adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and in the best interests of said corporation and its stockholders and recommending that the stockholders of said corporation adopt such amendment.  The resolution setting forth the proposed amendment is as follows:

Resolved, that the Board deems and declares it advisable and in the best interests of the Corporation and its stockholders that the Corporation take such actions as are necessary to add the following paragraph as Paragraph 8 of the Restated Certificate of Incorporation and the current Paragraph 8 of the Restated Certificate of Incorporation shall be renumbered as Paragraph 9:

“8.           Voting.  Subject to the following sentence and unless otherwise required by law or this Certificate, each director shall have one vote on all matters presented to the board of directors for its consideration.  If the board considers any action that results in an equal number of the directors at the meeting voting for and against the action and such action would be effective if taken by a majority vote, then in such case the chairman of the board shall be entitled to cast a tie-breaking vote with respect to such action.  With respect to any committees established by the board, subject to the following sentence and unless otherwise required by law or this Certificate, each director serving on such committee shall have one vote on all matters presented to such committee for its consideration.  If such committee considers any action that results in an equal number of the directors at the committee meeting voting for and against the action and such action would be effective if taken by a majority vote, then in such case the chairman of such committee shall be entitled to cast a tie-breaking vote with respect to such action.”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, on May 15, 2012 the sole stockholder with voting power of said corporation adopted the amendment by written consent without a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 15th day of May, 2012.

By:	/s/ Chad W. Coulter
Chad W. Coulter
Senior Vice President, Secretary and General Counsel